UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2009

OPTIMER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On February 19, 2009, our Board of Directors appointed Peter E. Grebow to serve as a director of the company. Dr. Grebow was appointed to serve as a Class II director and will be subject to reelection at our 2009 annual meeting of stockholders. In connection with his appointment, Dr. Grebow received stock options to purchase up to an aggregate of 15,000 shares of our common stock, pursuant to the terms of our 2006 Equity Incentive Plan.  Additionally, in connection with his appointment as a director, Dr. Grebow entered into our standard form of indemnification agreement.

Dr. Grebow has over 25 years of experience in the pharmaceutical industry and currently serves as Executive Vice President of Worldwide Technical Operations at Cephalon, Inc.  Prior to his current position, Dr. Grebow served in several key positions in Cephalon including Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development.  Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhône-Poulenc Rorer Pharmaceuticals Inc., from 1986-1990. Dr. Grebow earned his undergraduate degree from Cornell University, a Masters of Science in Chemistry from Rutgers University and a Ph.D. in Physical Biochemistry from the University of California, Santa Barbara.

Item 8.01                                             Other Events.

On February 23, 2009, we also announced the appointment of François-Xavier Frapaise, M.D. as our Chief Scientific Officer.  Dr. Frapaise has over thirty years of international drug development, strategic planning and marketing experience at major pharmaceutical companies.  Prior to joining Optimer, from 2006 to 2008, Dr. Frapaise had served as the Chief Medical Officer at Ocera Therapeutics Inc. and then served as President and CEO of Asphelia Pharmaceuticals, Inc.  From 2001 to 2006, he was the Corporate Officer and Vice President of R&D at TAP Pharmaceutical Products Inc.  Dr. Frapaise’s career also included positions of Vice President Scientific Affairs at Abbott International Division, Head of Medical Affairs at Bayer Pharma Europe, Medical Director at Bayer Pharma France, Vice President of R&D at Delagrange (now part of Sanofi-Synthelabo, Inc.), Head of Anti-thrombotics Strategic Marketing at Sanofi International, and Medical Director at Laboratoire Choay.  His development and regulatory experience includes products in the anti-infective, gastroenterologic, anti-thrombotic, diabetes, and cardio-vascular areas.  Dr. Frapaise holds an M.D. degree from Faculte de Medecine Rene Descartes in Paris, France, and is a European Institute for Business Administration (INSEAD) alumnus.

On February 24, 2009, we also announced positive results from the second of two double-blind pivotal Phase 3 trials assessing the safety and efficacy of Prulifloxacin as a once-daily (600 mg), three-day oral therapy for the treatment of infectious diarrhea, including travelers’ diarrhea.  The top-line analysis of data from this study showed that Prulifloxacin met the study objective of superiority to placebo in the resolution of diarrhea, measured by Time to Last Unformed Stool (TLUS). Prulifloxacin showed a statistically significant benefit compared to placebo in TLUS in both the mITT (modified intent- to-treat; n=200) and microbiologically evaluable (per protocol; n=173) populations. The median TLUS for patients treated with Prulifloxacin was 32.8 hours; this was significantly different from the TLUS for placebo with a p-value of <0.0001.  This trial also confirmed the overall efficacy and safety profile observed in the previous Phase 3 trial, demonstrating that Prulifloxacin was generally well tolerated and had a similar safety profile compared to placebo.

This second Phase 3 study, referenced as OPT-099-002, was conducted at sites in India, Guatemala, and Mexico and evaluated adult travelers from industrialized countries suffering from infectious diarrhea.  The patients were randomized (1:1) to receive either 600mg of Prulifloxacin or placebo, once daily over three days. Stool specimens were collected before treatment and one to three days following the end of treatment to identify intestinal pathogens. The primary efficacy endpoint was Time to the Last Unformed Stool, which was defined as the time in hours from the first dose of study medication to the passage of the last unformed stool.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: February 24, 2009	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer
and Principal Financial and Accounting Officer)